UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INSMED INCORPORATED

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NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

MAY 7, 2008

8720 STONY POINT PARKWAY, SUITE 200

RICHMOND, VIRGINIA 23235

Insmed Incorporated

8720 Stony Point Parkway, Suite 200

Richmond, VA 23235

ANNUAL MEETING OF SHAREHOLDERS

April 4, 2008

To the Shareholders:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders to be held at the Hyatt Dulles Hotel, 2300 Dulles Corner Boulevard, Herndon, Virginia, on May 7, 2008, at 9:00 a.m. local time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to:

(i)	elect two Class II directors to serve until the 2011 Annual Meeting of Shareholders;

(ii)	ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2008; and

(iii)	transact such other business as may properly come before the meeting.

Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares of common stock you own, please complete, sign, date and return the enclosed proxy promptly in the accompanying prepaid envelope.

Sincerely yours,

Geoffrey Allan, Ph.D.
Chairman of the Board Chief Executive Officer President

INSMED INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Insmed Incorporated will be held at the Hyatt Dulles Hotel, 2300 Dulles Corner Boulevard, Herndon, Virginia, on May 7, 2008, at 9:00 a.m. local time, for the following purposes:

1.	To elect two Class II directors to serve until the 2011 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting.

Holders of record of shares of Insmed common stock at the close of business on March 7, 2008, will be entitled to vote at the meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience. If you are present at the Annual Meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors

W. McIlwaine Thompson, Jr., Corporate Secretary

April 4, 2008

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

of

INSMED INCORPORATED

To be held May 7, 2008

Solicitation of Proxies.

The Board of Directors (the “Board”) of Insmed Incorporated (“Insmed”, which may be referred to as the “Company”, “we”, “us” or “our”) is soliciting your proxy for the Annual Meeting of Shareholders to be held at the Hyatt Dulles Hotel, 2300 Dulles Corner Boulevard, Herndon, Virginia, on May 7, 2008, at 9:00 a.m., local time (the “Annual Meeting”). This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about April 4, 2008.

Information about the Annual Meeting.

Who May Vote. Shareholders of record at the close of business on March 7, 2008 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, we had 121,904,312 outstanding shares of common stock, $0.01 par value per share. Each share of our common stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting. Beneficial owners of shares of our common stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Shareholders of Record. If on the Record Date, shares of our common stock were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person or by proxy at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners of Shares. If on the Record Date, your shares of our common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Quorum and Vote Required to Approve Each Item on the Proxy. A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting.

Proposal 1, the election of the directors, requires the affirmative vote of the holders of a plurality of the votes cast in the election of directors. Signing and returning your proxy will constitute a vote “for” the nominees unless your proxy specifies that you are withholding authority to vote for the nominees or for a specific nominee. Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the directors will not be included in determining the number of votes cast. In the event that any of the nominees are unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy. The Board has no reason to believe that the nominees will be unavailable.

Proposal 2, designation of auditors, does not require shareholder ratification under Virginia law, our Articles of Incorporation, as amended (“Articles of Incorporation”), or our Amended and Restated Bylaws (“Bylaws”). In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008, the Audit Committee of the Board will consider the vote and the reasons therefore in future independent auditor selection decisions.

Revoking a Proxy. Anyone giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later dated proxy or written notice of revocation to our Corporate Secretary. Attendance at the Annual Meeting will not itself revoke a proxy. A proxy, if executed and not revoked, will be voted at the Annual Meeting. If a proxy contains any specific instructions, the proxy will be voted in accordance with such instructions.

Cost of Soliciting Proxies. We will pay the cost of soliciting proxies. In addition to the use of mails, proxies may be solicited in person or by telephone by our regular employees. We have engaged Georgeson Inc. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay that firm approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items and will indemnify Georgeson Inc. from any losses arising from that firm’s proxy soliciting services on our behalf.

Principal Executive Offices of Insmed Incorporated.

The address of our principal executive offices is 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Relating to the Election of Directors.

Nominees. The Board has nominated two Class II directors whose term expires in 2008, Dr. Graham K. Crooke and Mr. Dennis M. Lanfear (the “nominees” and each a “nominee”), for reelection at the Annual Meeting for the term expiring at the 2011 Annual Meeting of Shareholders. Below is some information on the nominees.

Graham K. Crooke, MB.BS – age 49. Dr. Crooke has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1996 to 2000. Dr. Crooke has been a partner of Asset Management Company, a venture capital firm focusing on investments in early stage information technology and life sciences companies since April 2000. Previously, from September 1997 through March 2000, Dr. Crooke was a partner at Ticonderoga Capital, a venture capital firm, where he focused on biotechnology and healthcare service investments. From April 1992 until September 1997, Dr. Crooke was an associate, and later a Vice President of Dillon Read Venture Capital, a venture capital firm and predecessor to Ticonderoga. Prior to that, Dr. Crooke worked with the healthcare practice of Booz, Allen & Hamilton, Inc., a management consulting firm, was a product manager at Molecular Devices Corporation, a developer of bioanalytical measurement systems, and, from 1984 to 1986, practiced medicine at major teaching hospitals in Western Australia. He received his medical degree from the University of Western Australia and his M.B.A. from Stanford University’s Graduate School of Business.

Dennis M. Lanfear, M.B.A. – age 52. Mr. Lanfear has been a member of our Board since December 2007. He was a strategic Consultant for us from 2005 until he was appointed to our Board in December 2007. Since 2005, Mr. Lanfear has been President and CEO of InteKrin Therapeutics, a clinical-stage, privately held biopharmaceutical company focused on developing and commercializing breakthrough therapeutics for neuroendocrine, metabolic, and immune disorders. Mr. Lanfear was at Amgen Inc. from 1986 to 1999 where he was a Corporate Officer and Vice President with broad operational, product development and marketing responsibility. He also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins, directing efforts from preclinical to Phase III. In 1997, he was named Vice President, Market Development, where he defined long term competitive and reimbursement strategies for Epogen™, a multibillion dollar anemia drug. Prior to joining Amgen, Mr. Lanfear held positions of increasing responsibility at Baxter International and was also the founder and former CEO of Saronyx, Inc., a drug development software services company. He is also an active life science investor through his firm, Lanfear Capital Advisors, which invests in pharmaceutical and medical device companies. Mr. Lanfear earned bachelor’s degrees in Biochemistry and Chemical Engineering from Michigan State University and earned his M.B.A. from the Anderson School at UCLA.

Vote Required for Approval. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the votes cast in the election of the directors. Signing and returning your proxy will constitute a vote “for” all of the nominees unless your proxy specifies that you are withholding authority to vote for either or both of the nominees. Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the directors will not be included in determining the number of votes cast. In the event that any of the nominees is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy. The Board has no reason to believe that the nominees will be unavailable.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The Board of Directors.

Our Articles of Incorporation provide that our Board shall consist of not more than 12 directors, with the exact number to be prescribed by our Bylaws. Our Bylaws provide that the number of directors constituting our Board shall be designated by a resolution of the Board but shall be not less than six nor more than ten. Our Board has adopted a resolution designating seven directors. The directors are divided into three classes – Class I, Class II and Class III. Each class of directors serves for three years on a staggered term basis.

The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards in listing standards of the Financial Industry Regulatory Authority (the “FIRNA”) and our Corporate Governance Guidelines: Mr. Kenneth G. Condon, Dr. Steinar J. Engelsen, Dr. Melvin Sharoky, Dr. Graham K. Crooke and Dr. Randall W. Whitcomb. The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards to assist it in making these independence determinations. Our Corporate Governance Guidelines are available on our website at www.insmed.com.

The Board has nominated two Class II directors whose term of office expires in 2008, Dr. Crooke and Mr. Lanfear, for reelection at the Annual Meeting for the term expiring at the 2011 Annual Meeting of Shareholders. The term of the Class III directors, Dr. Allan, Dr. Sharoky and Dr. Whitcomb will expire at the 2009 Annual Meeting of Shareholders. The term of the Class I directors, Mr. Condon and Dr. Engelsen, will expire at the 2010 Annual Meeting of Shareholders.

The following table sets forth the directors nominated to be reelected at the Annual Meeting and continuing directors and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or continuing director was first elected as a director, the positions currently held by the nominee and each continuing director, the year each nominee’s or continuing director’s current term will expire and the current class of director of the nominee and each continuing director:

Nominee’s or Director’s Name	Age	Position(s) with the Company	Year First Became Director and Year Current Term Will Expire	Class of Director
Nominees for Class II Directors
Graham K. Crooke, MB.BS (1)(3)	49	Director	1999-2008	II
Dennis M. Lanfear, M.B.A.	52	Director	2007-2008	II

Continuing Directors:
Kenneth G. Condon, M.B.A. (1)(2)	60	Director	1999-2010	I
Steinar J. Engelsen, M.D. (1)	57	Director	1999-2010	I
Geoffrey Allan, Ph.D.	54	President, Chief Executive Officer, Chairman of the Board, Director	1999-2009	III
Melvin Sharoky, M.D. (2)(3)	57	Director	2001-2009	III
Randall W. Whitcomb, M.D. (2)(3)	53	Director	2001-2009	III

(1)	Member of Audit Committee
(2)	Member of Nominations and Governance Committee
(3)	Member of Compensation Committee

Directors Whose Term Expires at the 2009 Annual Meeting of Shareholders (Class III Directors):

Geoffrey Allan, Ph.D. – age 54. Dr. Allan has been Chairman of our Board and has served as our President and Chief Executive Officer since our inception in November 1999. Dr. Allan was President and a director of Insmed Pharmaceuticals Inc., our predecessor, from January 1994 to 2000 and has 28 years of experience in pharmaceutical drug development. Prior to joining Insmed Pharmaceuticals, Dr. Allan served as Vice President, Drug Development at Whitby Research, Inc., a pharmaceutical company. Before his association with Whitby Research, Dr. Allan was the Head of the Cardiovascular Section at Wellcome Research Laboratories. Dr. Allan received his B.Sc. in pharmacology from the University of Sunderland, and his Ph.D. in pharmacology from Cornell University Medical College.

Melvin Sharoky, M.D. – age 57. Dr. Sharoky has been a member of our Board since May 2001. From January 2002 to March 2007, he was President and CEO of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company which markets Eldepryl® for the treatment of patients with late stage Parkinson’s disease and developed EMSAM®, which is licensed to Bristol-Myers Squibb, for major depressive disorder. Dr. Sharoky continued as a consultant to Somerset until December 2007. He previously served as President of Somerset Pharmaceuticals from July 1995 to June 2001. From June 2001 to January 2002, Dr. Sharoky was retired. From July 1995 through January 1998, Dr. Sharoky was President of Watson Pharmaceuticals, Inc., a leading specialty pharmaceutical company, and from February 1993 to January 1998 he was also President and CEO of its wholly-owned subsidiary, Circa Pharmaceuticals, Inc., which develops, manufactures and markets solid dosage generic pharmaceutical products to wholesale distributors. Dr. Sharoky joined Circa Pharmaceuticals in July 1988 as Medical Director, served as Senior Vice President and Director of Research and Development from April 1991 to August 1992, and as Executive Vice President and Director of Research and Development from August 1992 to January 1993. Prior to this, from February 1986 to June 1988, he was Vice President and Chief Medical Officer of Pharmakinetics Laboratories, Inc. He is currently a member of the Board of Directors of Par Pharmaceuticals. Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine.

Randall W. Whitcomb, M.D. – age 53. Dr. Whitcomb has been a member of our Board since November 2001. Since late 2006, Dr. Whitcomb has served as a consultant to several privately held biotechnology companies. He also serves as a Senior Advisor to Frazier Healthcare Ventures, a dedicated healthcare venture capital company. From 2001 to 2006, Dr. Whitcomb served as Chief Medical Officer at, and was a Founder of, Quatrx Pharmaceuticals, Inc., a privately-held, drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas. From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, finally serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women’s health care and diabetes. After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was Vice President, Global Project Management for Pfizer Global Research and Development. From 1987 through 1992 he was on the faculty of the Massachusetts General Hospital and Harvard Medical School. He received his B.A. degree from Tabor College and his M.D. degree from the University of Kansas.

Directors Whose Term Expires at the 2010 Annual Meeting of Shareholders (Class I Directors):

Kenneth G. Condon, M.B.A. – age 60. Mr. Condon has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1997 to 2000. Since October 2007, Mr. Condon has been employed as the Chief Financial Officer and Assistant Secretary of American International College. He joined Boston University in 1975 and served as its Treasurer and Vice President for Financial Affairs from September 1986 until September 2007. He was also a Trustee of Newbury College. He was formerly Chairman of the Board of BayFunds, a $1.8 billion mutual fund family; a former director of BayBank Harvard Trust; a former member of the BankBoston Advisory Board; a former director of the BayBank Trust Board; a former director of Seragen, Inc., a biotechnology firm; a former director, Chapter Secretary, Treasurer and President of the Financial Executives Institute of Massachusetts; and Director and Treasurer of the Boston Municipal Research Bureau. Before 1975, Mr. Condon was a Senior Accountant with the CPA firm of Arthur Andersen & Co. in Boston. He received his B.A. degree in Economics and Mathematics from Tufts University, and his M.B.A. in finance from the Wharton School of Finance, University of Pennsylvania. Mr. Condon was both a Certified Public Accountant and a Certified Financial Planner.

Steinar J. Engelsen, M.D. – age 57. Dr. Engelsen has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1998 to 2000. Since November 1996, Dr. Engelsen has been a partner of Teknoinvest Management AS, a venture capital firm based in Norway. In addition, from January to November 2000, Dr. Engelsen was acting Chief Executive Officer of Centaur Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and affiliated companies. He was responsible for therapeutic research and development, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996. Dr. Engelsen received his M.Sc. in nuclear chemistry and his M.D. from the University of Oslo, and is a Certified European Financial Analyst.

Executive Officers.

The following table sets forth our executive officers, their ages and the positions currently held by each such person as of the Record Date:

Name	Age	Position	Term of Office
Geoffrey Allan, Ph.D.	54	President, Chief Executive Officer, Chairman of the Board	November 1999 -
Kevin P. Tully, C.G.A.	54	Executive Vice President and Chief Financial Officer	February 2006 -
Doug Farrar	43	Vice President, Insmed Therapeutic Proteins	November 2006-
Steve Glover	48	President, Insmed Therapeutic Proteins	June 2007 -

Executive Officers (other than those who are also Directors):

Kevin P. Tully, C.G.A. – age 54. Mr. Tully returned as our Executive Vice President and Chief Financial Officer in February 2006, after having served as Chief Financial Officer at Bostwick Laboratories, a private pathology laboratory from August 2005 until February 2006. From April 2005 to August 2005, Mr. Tully served as our Chief Financial Officer, Treasurer and Controller. From January 2002 until April 2005, Mr. Tully was our Treasurer, Controller and Principal Financial Officer, and from August 2001 until his election as Treasurer, he served as our Senior Director, Finance and Administration. Mr. Tully initially joined us in March 2001 as Director of Finance and has over 30 years of experience across Europe and the Americas covering the financial, marketing and the manufacturing aspects of business with Tenneco and UCB. Mr. Tully received his Ordinary National Certificate in Business and Administration from St. Helens College in England and is a Certified General Accountant.

Doug Farrar – age 43. In November 2006, Mr. Farrar was appointed Vice President, Insmed Therapeutic Proteins, one of our wholly owned subsidiaries. From March 2005 to October 2006, Mr. Farrar was an independent consultant to various biotechnology companies. From April 1998 to March 2005, Mr. Farrar was Director of Manufacturing at Amgen where he oversaw the LakeCentre Plant in Boulder, Colorado. With over 20 years of biotechnology industry operations experience, including 18 years with Amgen, Mr. Farrar has been involved with the production of more than 20 products for use in clinical trials and three for commercial distribution and has hosted numerous pre-approval and periodic inspections for the United States Food and Drug Administration (the “FDA”), various European agencies, and Health Canada. Mr. Farrar received his B.S. in chemical engineering from the University of Missouri.

Steve Glover – age 48. Mr. Glover joined Insmed in June 2007. From January 2006, Mr. Glover was President and CEO of ZyVer & Associates, a biopharmaceutical consulting firm, through which he worked as a consultant to us on our follow-on biologics program from March 2007 to June 2007. From March 2003 to December 2006, Mr. Glover served as Senior Vice President and General Manager of Andrx Therapeutics and Andrx Laboratories, both divisions of Andrx Corporation. From January 2001 to February 2003, Mr. Glover served as Founder of Triangular Health Inc., a privately held venture funded company. Prior to Triangular Health, he held various executive positions at IMS Health, Amgen and Hoffman LaRoche. Mr. Glover has over 25 years of business experience in bio-pharmaceuticals and life sciences. He received his Bachelor of Science degree in Marketing/Management from Illinois State University.

Committees of the Board. Our Bylaws establish three standing Committees of the Board: the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee.

Audit Committee. Our Audit Committee currently consists of Mr. Condon (Chairman), Dr. Engelsen and Dr. Crooke. During the fiscal year ended December 31, 2007 (“fiscal 2007”), the Audit Committee held five meetings and Mr. Condon, Dr. Engelsen and Dr. Crooke attended all of these meetings. The Audit Committee (i) recommends the selection of independent accountants and auditors, (ii) reviews the scope of the independent auditors’ audit and approves any non-audit services to be performed by the independent auditors and (iii) reviews annual audits and accounting practices. The Board has adopted a written charter for the Audit Committee, which is available on our website at www.insmed.com.

Our common stock is listed on the NASDAQ Capital Market and, as such, we are governed by the listing standards of the FIRNA. Rule 4350(d)(2)(A) of the FIRNA’s listing standards requires that our Audit Committee be comprised of at least three members, each of whom must be an “independent director” as defined in Rule 4200(a)(15) of the FIRNA’s listing standards. The Board has determined that all three of the Audit Committee members, Mr. Condon, Dr. Crooke and Dr. Engelsen, are independent directors as defined by Rule 4200(a)(15) of the FIRNA’s listing standards and our Corporate Governance Guidelines.

The Board has determined that Mr. Condon is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, consolidated statement of operations and consolidated statement of cash flows, and has accounting or related financial management expertise, as such terms are interpreted by the Board.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Report, which is included in this proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Dr. Whitcomb (Chairman), Dr. Sharoky and Dr. Crooke. During fiscal 2007, the Compensation Committee held two meetings and Dr. Whitcomb, Dr. Sharoky and Dr. Crooke attended all of these meetings. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of all of our officers and reviews policy matters relating to compensation and benefits of our employees. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.insmed.com. The Board has determined that each of the members of our Compensation Committee is independent as defined in Rule 4200(a)(15) of the FIRNA’s listing standards and our Corporate Governance Guidelines.

Nominations and Governance Committee. Our Nominations and Governance Committee currently consists of Dr. Sharoky (Chairman), Dr. Whitcomb and Mr. Condon. During fiscal 2007, the Nominations and Governance Committee held three meetings and Dr. Sharoky, Dr. Whitcomb and Mr. Condon attended all of these meetings. The Nominations and Governance Committee (i) assists the Board by identifying and recruiting individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) recommends to the Board director nominees for each committee; (iii) oversees our governance, including recommending to the Board Corporate Governance Guidelines; (iv) leads the Board in its annual review of the Board’s performance and oversees the evaluation of each of the Board’s committees; and (v) oversees the management continuity planning process. The Board has adopted a written charter for the Nominations and Governance Committee, a copy of which is available on our website at www.insmed.com. The Board has determined that each of the members of our Nominations and Governance Committee is independent as defined in Rule 4200(a)(15) of the FIRNA’s listing standards and our Corporate Governance Guidelines.

Corporate Governance Matters.

Meetings of the Board. The Board held seven meetings during fiscal 2007, including five regularly scheduled meetings and two specially called telephonic meetings. Mr. Condon, Dr. Allan, Dr. Engelsen, Dr. Crooke, and Dr. Whitcomb attended or participated in all of the Board meetings held in fiscal 2007. Dr. Sharoky attended all five of the regularly scheduled Board meetings held in fiscal 2007 and participated in one of the two special Board meetings held in fiscal 2007. Mr. Lanfear was elected to the Board in December 2007 after the last meeting of fiscal 2007, and therefore did not attend any of the Board meetings held in fiscal 2007 as a Board member.

Director Nominating Process.

The Nominations and Governance Committee. Our Nominations and Governance Committee performs the functions of a nominating committee and will actively seek, identify and recommend to the Board individuals qualified to become Board members, consistent with criteria approved by the Board, and establish such criteria based on factors it considers appropriate. These factors include strength of character, maturity of judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Nominations and Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by the Board. The Nominations and Governance Committee Guidelines also contain information concerning the responsibilities of the Nominations and Governance Committee with respect to identifying and evaluating the director candidates. The Nominations and Governance Committee Charter and the Corporate Governance Guidelines are both available on our website at www.insmed.com. All members of the Nominations and Governance Committee are independent as defined in Rule 4200(a)(15) of the FIRNA’s listing standards and our Corporate Governance Guidelines.

Director Candidate Recommendations and Nominations By Shareholders. The Nominations and Governance Committee’s Charter provides that the Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described under “Communications With the Board.” In addition, in accordance with our Bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “Proposals for 2009 Annual Meeting.”

Nominations and Governance Committee Process For Identifying and Evaluating Director Candidates. The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominations and Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominations and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of the Board’s needs.

Communications With the Board. The Board has approved unanimously a process for shareholders to send communications to the Board. Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235. All letters sent to Mr. Thompson will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors. The Company screens mail for security purposes.

Director Attendance at Annual Meeting. Our policy is that directors attend the annual meeting of shareholders. All directors, except for Mr. Lanfear who was not appointed to the Board until December 2007, attended the 2007 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Audit Committee approves and recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent auditors. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent auditors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”) with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication With Audit Committees. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report, which was filed with the Securities and Exchange Commission on March 12, 2008. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company’s independent auditors in order to assure that the provision of such services does not impair the independent auditors’ independence from Insmed. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-Related, and Tax, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer of the Company to monitor the performance of the services provided by the independent auditor and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

Fees Billed by Ernst & Young LLP

The following table lists fees billed by Ernst & Young LLP, for services rendered in the fiscal years ended December 31, 2006 and 2007. The Audit Committee reviewed the aggregate fees billed by Ernst & Young LLP for professional services rendered for the fiscal year ended December 31, 2007, which were as follows.

	Fiscal Year Ended December 31,
	2006	2007
Audit Fees	$488,800	$357,453
Audit-Related Fees	—	—
Tax Fees	$40,545	—
All Other Fees	—	—

Total Ernst & Young LLP Fees	$529,345	$357,453

“Audit Fees” include fees for services performed to comply with Generally Accepted Auditing Standards. These services include the recurring audit of our consolidated financial statements, as well as audits provided in connection with statutory filings, related reserves, and review of documents filed with the Securities and Exchange Commission.

“Tax Fees” primarily include fees associated with the preparation of the Company’s annual U.S. federal and state income tax returns together with tax compliance and domestic and international tax planning.

The Audit Committee has determined that the services performed by Ernst & Young LLP during the fiscal year ended December 31, 2007 is compatible with maintaining Ernst & Young LLP’s independence from Insmed.

Related Party Transactions

The Audit Committee reviews all transactions required to be disclosed in the Company’s filings with the Securities and Exchange Commission pursuant to Item 404 of Regulation S-K for potential conflict of interest situations on an ongoing basis. All such transactions must be approved by the Audit Committee. There were no such transactions during the fiscal year ended December 31, 2007.

THE AUDIT COMMITTEE

Kenneth G. Condon, M.B.A., Chairman

Steinar J. Engelsen, M.D.

Graham K. Crooke, MB.BS

March 14, 2008

*	The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K. In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the non-interested Audit Committee members, and finally by a majority of the non-interested Board members. Our Audit Committee’s procedures for reviewing related party transactions are not in writing. In fiscal 2007, there were no related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires that our directors, officers and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NASDAQ Capital Market. Directors, officers and beneficial owners of more than ten percent of our common stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms and information furnished to us, we believe that during fiscal 2007 all filing requirements applicable to our directors, officers and beneficial owners of more than ten percent of our common stock were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date there was no person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than five percent of our common stock then outstanding.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of the Record Date by each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K and all directors and named executive officers as a group. The total number of shares of our common stock outstanding as of the Record Date was 121,904,312.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class
Geoffrey Allan, Ph.D. (2) Chairman of the Board, Chief Executive Officer and President	1,899,797	1.5%

Kevin P. Tully, C.G.A. (3) Executive Vice President and Chief Financial Officer	249,752	*

Doug Farrar (4) Vice President, Insmed Therapeutic Proteins	93,059	*

Steve Glover (5) President, Insmed Therapeutic Proteins (June 2007-December 2007)	130,000	*

Ronald D. Gunn, M.B.A., M.S. (6) Executive Vice President and Chief Operating Officer	43,461	*

Kenneth G. Condon, M.B.A. (7) Director	92,600	*

Graham K. Crooke, MB.BS (8) Director	252,500	*

Steinar J. Engelsen, M.D. (9) Director	190,625	*

Dennis M. Lanfear, M.B.A. (10) Director (December 2007)	100,000	*

Melvin Sharoky, M.D. (11) Director	494,600	*

Randall W. Whitcomb, M.D. (12) Director	148,500	*

All directors and named executive officers as a group (11 persons) (13)	3,694,894	3.0%

*	Denotes ownership of less than 1% of the outstanding shares of our common stock.

(1)	Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power. Shares subject to options that are exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 733,333 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(3)	Includes 107,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(4)	Includes 63,750 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(5)	Includes 50,000 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date. These options are held by ZyVer & Associates, of which Mr. Glover is the President and CEO. ZyVer & Associates is wholly owned by Mr. Glover.
(6)	Mr. Gunn resigned from his position with us in January 2008.
(7)	Includes 92,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(8)	Includes 192,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(9)	Includes 92,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.
(10)	Includes 100,000 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date. These options are held by Lanfear Capital Advisors, LLC, of which Mr. Lanfear is the Founder.
(11)	Includes 97,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date. The number of shares listed opposite Dr. Sharoky’s name includes 210 shares of our common stock which are owned by his minor son, 620 shares of our common stock which are owned by his minor daughter and 3,600 shares of our common stock which are owned by his spouse. Dr. Sharoky disclaims beneficial ownership of the shares of our common stock held by his minor daughter, minor son and his spouse.
(12)	Includes 97,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date. The number of shares listed opposite Dr. Whitcomb’s name includes 21,000 shares of our common stock which are owned by the Randall W. Whitcomb Living Trust. Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.
(13)	Represents the sum of the shares of our common stock beneficially owned by all directors, nominees and named executive officers named in the table above. Includes 1,627,083 shares of our common stock issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.

COMPENSATION DISCUSSION AND ANALYSIS (THE “CDA”)

Philosophy and Overview.

Our guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value. The following objectives serve as the guiding principles for all of our compensation decisions:

•	to provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives;

•

to align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to our performance, which is defined in terms of milestones associated with achieving long-term profitability and creating shareholder value; and

•	to provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Role of Compensation Committee in Making Decisions.

Our Compensation Committee has been delegated the authority to determine and make recommendations for all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. In assessing and determining our compensation programs, our Compensation Committee conducts a peer group review, engages outside consultants to assess competitiveness and meets in executive session.

Compensation Evaluation Processes and Criteria. The compensation packages for executive officers are reviewed by our Compensation Committee, including an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each of our executive officers, our Compensation Committee consults on an informal basis with other members of the Board and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer. The Compensation Committee also has the authority to engage the services of outside experts to assist it in making compensation related decisions.

Given the high demand for the experienced and well-qualified executives we seek to employ, the Compensation Committee reviews data obtained from outside surveys of compensation and benefits for executive officers in the biotechnology industry including the Radford Global Life Sciences Survey prepared by Aon Consulting, an internally prepared survey on executive compensation based on peer biotechnology companies’ proxy statements, and personal knowledge regarding executive compensation at comparable companies. In addition, during the fiscal year that will end on December 31, 2008 (“fiscal 2008”), Towers Perrin, an independent compensation consulting firm, was engaged to conduct a complete analysis of our executive compensation, including salary, bonus and equity-based long-term incentives and to make recommendations on market-based ranges for base salary, target bonus and equity-based long-term incentive grants.

Based on the information it gathers, the Compensation Committee establishes benchmarks used for the purpose of evaluating appropriate compensation ranges for base salary, cash bonus and long-term incentives. Our Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances. When reviewing benchmark data, our Compensation Committee targets our compensation at the 50th percentile for companies of similar size and stage of development. Our Compensation Committee will continue to conduct similar annual reviews of our executive compensation practices and anticipates that it may use the services of independent outside consultants for similar services in the future.

In determining the amount and mix of compensation elements, our Compensation Committee relies upon its judgment about the performance of each individual executive officer – and not on rigid formulas or short-term changes in business performance. In setting final compensation levels for our executive officers for fiscal 2007, our Compensation Committee considered many factors, including, but not limited to:

•	our achievement of certain product development, corporate partnering, financial, strategic planning and other goals;

•	each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability;

•	the scope and strategic impact of our executive officer’s responsibilities;

•	our past business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the executives as a group;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and

•	the competitiveness of our compensation packages relative to the selected benchmarks.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Selection of Peer Companies/Benchmarks.

When determining the compensation of our executive officers, the Compensation Committee reviewed, as one part of the benchmarking process, an internally prepared survey based on 37 peer biotechnology companies’ proxy statements. The peer group for fiscal 2007 consisted of the following companies:

Acorda Therapeutics, Inc.	Immunogen Inc.
Adolor Corporation	Incyte Corporation
Advanced Life Sciences	La Jolla Pharmaceutical Co.
Allos Therapeutics	Novacea, Inc.
Anadys Pharmaceuticals Inc.	NPS Pharmaceuticals Inc.
Antigenics Inc.	Oxigene Inc.
Ariad Pharmaceuticals	Pozen
Avigen	Praecis Pharmaceuticals Incorporated
Cell Therapeutics	Renovis, Inc.
Corcept Therapeutics Inc.	Sangamo Biosciences
Curis Inc.	Savient Pharmaceuticals Inc.
CV Therapeutics, Inc.	Tapestry Pharmaceuticals
Discovery Laboratories Inc.	Tercica Inc.
EntreMed Inc.	Trimeris Inc.
Genitope Corp.	Vical Inc.
Genta Incorporated	Vion Pharmaceuticals Inc.
GTC BioTherapeutics, Inc.	Xenoport, Inc.

In fiscal 2008, Towers Perrin conducted an analysis of our executive compensation program based on publicly available salary data pulled from the proxy statements of 32 peer companies. The peer group for fiscal 2008 consisted of the following companies:

Adolor Corporation	Immunogen Inc.
Advanced Life Sciences	Introgen Therapeutics Inc.
Allos Therapeutics	ISTA Pharmaceuticals Inc.
Anadys Pharmaceuticals Inc.	La Jolla Pharmaceutical Co.
Antigenics Inc.	Middlebrook Pharmaceuticals
Ariad Pharmaceuticals	Novacea, Inc.
Avant Immunotherapeutics Inc.	NPS Pharmaceuticals Inc.
Avigen	Oxigene Inc.
Cell Therapeutics	Pozen
Curis Inc.	Renovis, Inc.
Discovery Laboratories Inc.	Sangamo Biosciences
EntreMed Inc.	Tapestry Pharmaceuticals
Genitope Corp.	Tercica Inc.
Genta Incorporated	Trimeris Inc.
GenVec, Inc.	Vical Inc.
GTC BioTherapeutics, Inc.	Vion Pharmaceuticals Inc.

Components of Compensation.

Our executive compensation packages generally include three components: base salary, a cash bonus and equity-based awards.

Base Salary. The Compensation Committee seeks to establish base salaries that are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development. The Compensation Committee intends base salary to provide our executive officers with a level of stability and certainty each year and intends that this component of compensation not be affected to any significant degree by our performance factors. The Compensation Committee typically reviews and sets base salaries for executives on an annual basis during the first quarter of each fiscal year. Salary levels for each of our executive officers are generally targeted near the 50th percentile of salaries that our Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at the benchmarked companies. Each year our Compensation Committee reviews variances between the salary levels for each of our executive officers and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors. In setting the base salary for our executive officers other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer.

Cash Bonuses. The Compensation Committee believes that cash bonuses are useful on a case by case basis to motivate and reward executive officers and are largely dependent on each such officer’s performance in relation to overall corporate results. Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only in the discretion of the Compensation Committee. Cash incentives are generally targeted at the 50th percentile of cash incentives provided to officers in similar positions at companies included in the selected benchmarks.

At the beginning of each fiscal year, management proposes the annual corporate objectives to the Board for approval. These objectives serve as the basis for determining our performance. When determining if a bonus will be paid for the fiscal year, the Compensation Committee takes into account the overall financial condition and performance of the Company at the time and, in addition, each executive officer is evaluated by the

Compensation Committee and the Board on our overall performance and his or her individual performance, level of responsibility and leadership in relation to our overall performance. Additionally, the Compensation Committee sets guidelines for the bonuses potentially payable to our officers. These guidelines, which are currently up to 50% of the Chief Executive Officer’s annual salary and up to 35% of each other individual officer’s annual salaries, can be increased beyond these guideline levels at the Compensation Committee’s discretion, for example, in the event of exceptional performance by an individual officer. In the past, criteria for bonuses for executive officers ranged from success in attracting capital to success in conducting clinical trials, obtaining FDA approvals, entering into new and expanded collaborations and establishing and expanding our manufacturing capabilities. During fiscal 2007, the corporate objectives were as follows:

•	Complete ongoing “proof of concept” studies for IPLEX™ in myotonic muscular dystrophy and HIV adipose redistribution syndrome (the “Indications”);

•	Prepare detailed project plan for the Indications and assess development risk, commercial risk and cost to develop the Indications;

•	Make go/no go decision regarding development of IPLEX™ for the Indications;

•	In-license a new protein therapeutic candidate;

•	Establish a detailed business plan for entry into the follow-on biologics market;

•	Develop a follow-on biologics business partnership; and

•	Improve financial position of the Company.

When evaluating our performance for fiscal 2007, the Compensation Committee reviewed the above corporate objectives and, as appropriate, discussed them with our Chief Executive Officer. The Compensation Committee determined that the corporate objectives stated above had been met with the exception of two. The first unmet objective, in-license a new protein therapeutic candidate, was reviewed and it was determined that a protein therapeutic candidate was analyzed and considered. However, it was not in-licensed as it would not have been monetarily beneficial for the Company. The Company had made substantial progress towards achieving the second unmet objective, develop a follow-on biologics business partnership. However, a partnership was not finalized in fiscal 2007. The Compensation Committee determined that, in light of our overall financial condition and performance, it would not be appropriate to grant bonuses for fiscal 2007. A bonus was not awarded to the named executive officers for the fiscal year ended December 31, 2006 (“fiscal 2006”).

Equity-Based Long-Term Incentives. The Compensation Committee believes that stock ownership by management is beneficial for aligning the interests of management and shareholders, enhancing shareholder value and attracting and retaining talented employees. In accordance with such belief, the Compensation Committee to date has sought to motivate and reward superior results by providing a significant portion of executive compensation as equity, in the form of stock options.

When granting stock options, the Compensation Committee considers the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole, previous grants of stock options to such executive officers, vesting schedules of previously granted options, the performance of the executives and their contributions to our overall performance, information with regard to awards at comparable companies, comparable data provided by independent compensation consultants (if retained), an outside survey of stock option grants and restricted common stock awards in the biotechnology industry, an internally prepared survey of peer biotechnology companies’ proxy statements and personal knowledge of the Compensation Committee members regarding executive stock options and restricted common stock awards at comparable companies. Consideration is also given to the impact of stock option awards on our results of operations.

Although our Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) includes provisions for the issuance of restricted common stock awards, to date, the Compensation Committee has only awarded stock options as equity incentive compensation.

Stock options are awarded to all of our new employees upon their commencement of employment. Shares of our common stock underlying these stock options typically vest over a four year period, with 25% of the shares vesting on each of the first four anniversaries of the date of grant. These options typically expire ten years from the date of grant. The exercise price is equal to the fair market value of our common stock on the date of grant.

The Compensation Committee also grants stock options to officers from time to time, if an officer’s percentage of ownership has fallen below the industry averages or in recognition of such officer’s expanded duties and responsibilities or exceptional performance.

During fiscal 2007, as disclosed in the Grants of Plan-Based Awards table, a stock option was granted to Mr. Glover, in connection with his employment with us in June 2007 and an option was granted to ZyVer & Associates in March 2007, a company wholly owned by Mr. Glover, through which he served as a consultant to the company. No other stock option grants were issued in fiscal 2007 to the named executive officers.

Other Benefits. We maintain a benefits plan provided to all employees, that includes coverage for health insurance, dental insurance, life and disability insurance, an Employee Stock Purchase Plan (as described under the heading “Equity Compensation Plan Information”) and a 401(k) Plan. We also provide Dr. Allan with a Company car for business and personal use.

Compensation of Executive Officers.

The Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our executive officers. Typically, during the first quarter of each fiscal year, the Committee evaluates the Chief Executive Officer based on our overall performance, Dr. Allan’s individual performance, his level of responsibility and leadership ability. Following an assessment of Dr. Allan’s performance, our Compensation Committee reviews his total compensation package, including base salary, cash bonus and equity-based compensation, as described below. Dr. Allan makes recommendations to the Compensation Committee regarding the performance and related compensation of our other executive officers. The Board actively participates in the process of assessing the other executive officer’s performance and in setting their compensation based on Dr. Allan’s and the Compensation Committee’s assessments.

The elements of our compensation program for each named executive officer are summarized below:

Geoffrey Allan, Ph.D. – President and Chief Executive Officer. Dr. Allan is responsible for developing, in connection with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate objectives and strategy. His total compensation was comprised of the following elements:

•

Base Salary: Dr. Allan’s base salary for fiscal 2007 remained at $395,200, which is the same base salary that Dr. Allan received for the past five fiscal years. Following a review of data reported in the Towers Perrin study, the Committee increased Dr. Allan’s base salary to $450,000 per fiscal year as of March 1, 2008. This 14% increase from fiscal 2007 was implemented to align Dr. Allan’s base salary with the competitive market salary range provided by Towers Perrin.

•

Cash Bonus: Dr. Allan is eligible for an annual, discretionary bonus of up to 50% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee. Based on our overall performance and financial condition, a bonus was not awarded to Dr. Allan for fiscal 2007.

•	Stock Options: Dr Allan did not receive any stock options during fiscal 2007.

•	Other Compensation: We provide Dr. Allan with a Company car for business and personal use. We pay the lease payments, taxes and auto insurance associated with the car.

Kevin P. Tully, C.G.A. – Executive Vice President and Chief Financial Officer. Mr. Tully directs all financial and administration activities, including internal and external reporting, treasury, accounting, human resources and information technology. His total compensation was comprised of the following elements:

•

Base Salary: Mr. Tully’s base salary for fiscal 2007 remained at $225,000. This is the same base salary he received for the past two fiscal years. Following a review of data reported in the Towers Perrin study, the Committee increased Mr. Tully’s base salary to $275,000 per fiscal year as of March 1, 2008. This 22% increase from fiscal 2007 was implemented to align Mr. Tully’s base salary with the competitive market salary range provided by Towers Perrin.

•

Cash Bonus: Mr. Tully is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company’s overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee. Based on our overall performance and financial condition, a bonus was not awarded to Mr. Tully for fiscal 2007.

•	Stock Options: Mr. Tully did not receive any stock options during fiscal 2007.

Doug Farrar – Vice President, Insmed Therapeutic Proteins. Mr. Farrar has management oversight and directs the day to day activities of our subsidiary’s, Insmed Therapeutic Proteins, manufacturing facility. His total compensation was comprised of the following elements:

•

Base Salary: Mr. Farrar’s base salary for fiscal 2007 was $225,000. Following a review of data reported in the Towers Perrin study, the Committee increased Mr. Farrar’s base salary to $250,000 per fiscal year as of March 1, 2008. This 11% increase from fiscal 2007 was implemented to align Mr. Farrar’s base salary with the competitive market salary range provided by Towers Perrin.

•

Cash Bonus: Mr. Farrar is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee. Based on our overall performance and financial condition, a bonus was not awarded to Mr. Farrar for fiscal 2007.

•	Stock Options: Mr. Farrar did not receive any stock options during fiscal 2007.

Steve Glover – President, Insmed Therapeutic Proteins. Mr. Glover directs all activities related to our follow-on biologics program. Mr. Glover joined us in June 2007. His total compensation was comprised of the following elements:

•

Base Salary: Mr. Glover’s base salary for fiscal 2007 was $300,000. Following a review of data reported in the Towers Perrin study, the Committee increased Mr. Glover’s base salary to $315,000 per fiscal year as of March 1, 2008. This 5% increase from fiscal 2007 was implemented in order to maintain market competitiveness.

•

Cash Bonus: Mr. Glover is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee. Based on our overall performance and financial condition, a bonus was not awarded to Mr. Glover for fiscal 2007.

•

Stock Options: In June 2007, Mr. Glover was granted a new hire option grant for up to 250,000 shares of our common stock with an exercise price of $0.72 per share. This was the fair market value of our common stock on the date of grant. The option will vest over a four year period with 25% of the shares vesting on each of the first four anniversaries of the date of grant. In March 2007, an option was granted to ZyVer & Associates, a company wholly owned by Mr. Glover, through which he provided consulting services to us. The option grant was for 50,000 shares of our common stock with an exercise price of $1.01 per share. This was the fair market value of our common stock on the date of grant. The option vested on June 21, 2007, upon successful completion of a business plan for entry into the follow-on biologics market.

Ronald D. Gunn, M.B.A., M.S. – former Executive Vice President and Chief Operating Officer. On January 11, 2008, Mr. Gunn resigned from his position with us. During fiscal 2007, Mr. Gunn was responsible for our overall clinical and regulatory operations. His total compensation for fiscal 2007 was comprised of the following elements:

•	Base Salary: Mr. Gunn’s base salary for fiscal 2007 was $270,000. This is the same base salary as he had for the past three fiscal years.

•

Cash Bonus: Mr. Gunn was eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee. Based on our overall performance and financial condition, a bonus was not awarded to Mr. Gunn for fiscal 2007.

•	Stock Options: Mr. Gunn did not receive stock options during fiscal 2007.

* The Compensation Committee has reviewed the CDA with management and based on a review of the CDA, the Compensation Committee recommended to the Board that the CDA be included in this proxy statement on Schedule 14(A).

THE COMPENSATION COMMITTEE

Randall W. Whitcomb, M.D., Chairman Graham K. Crooke, MB.BS Melvin Sharoky, M.D.

March 14, 2008

*	The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Summary Compensation Table. The following table sets forth information regarding compensation earned by the named executive officers in fiscal 2007 and fiscal 2006. No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for fiscal 2007 have been excluded by reason of their termination of employment or change in executive status during that year. The compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate in fiscal 2007 and fiscal 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Geoffrey Allan, Ph.D. Chairman of the Board, Chief Executive Officer and President	2007 2006	395,200 396,467	— —	— —	97,834 112,492	(2) (4)	— —	20,414 19,864	(3) (5)	513,448 528,823

Kevin P. Tully, C.G.A. Executive Vice President and Chief Financial Officer	2007 2006	225,000 186,058	— —	— —	77,088 66,317	(6) (7)	— —	— —		302,088 252,375

Doug Farrar Vice President, Insmed Therapeutic Proteins	2007	225,000	—	—	37,398	(8)	—	—		262,398

Steve Glover President, Insmed Therapeutic Proteins (June 2007 – December 2007)	2007	145,385	—	—	46,825	(9)	—	75,000	(10)	267,210

Ronald D. Gunn, M.B.A., M.S. (11) Executive Vice President and Chief Operating Officer	2007 2006	270,000 270,866	— —	— —	55,228 59,010	(12) (13)	— —	— —		325,228 329,876

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” (“SFAS 123R”). See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal 2006 and fiscal 2007 regarding assumptions underlying valuation of equity awards.
(2)	Consists of $4,142 and $93,692, representing the compensation expense recognized in fiscal 2007 in connection with grants of stock options to Dr. Allan to purchase 150,000 shares of our common stock on February 14, 2003 and 312,500 shares of our common stock on December 8, 2005.
(3)	Consists of $13,257, related to the personal use of a vehicle provided by us and $7,157 for tax gross-ups related to the same.
(4)	Consists of $5,371, $3,610, $9,802, and $93,709, representing the compensation expense recognized in fiscal 2006 in connection with grants of stock options to Dr. Allan to purchase 110,000 shares of our common stock on January 30, 2002, 20,312 shares of our common stock on May 2, 2002, 150,000 shares of our common stock on February 14, 2003 and 312,500 shares of our common stock on December 8, 2005.
(5)	Consists of $12,829, related to the personal use of a vehicle provided by us and $7,035 for tax gross-ups related to the same.
(6)	Represents the compensation expense recognized in fiscal 2007 in connection with a grant of stock options to Mr. Tully to purchase 215,000 shares of our common stock on February 20, 2006.

(7)	Represents the compensation expense recognized in fiscal 2006 in connection with grants of stock options to Mr. Tully to purchase 215,000 shares of our common stock on February 20, 2006.
(8)	Represents the compensation expense recognized in fiscal 2007 in connection with a grant of stock options to Mr. Farrar to purchase 175,000 shares of our common stock on November 1, 2006.
(9)	Consists of $14,915 representing the compensation expense recognized in fiscal 2007 in connection with a grant of stock options to Mr. Glover to purchase 250,000 shares of our common stock on June 22, 2007 and $31,910 representing the compensation expense recognized in fiscal 2007 in connection with a grant of stock options to ZyVer & Associates, a company wholly owned by Mr. Glover, to purchase 50,000 shares of our common stock on March 26, 2007.
(10)	The other compensation relates to consulting fees paid to Mr. Glover in fiscal 2007. Upon Mr. Glover’s employment with us, we terminated the consulting agreements between Mr. Glover and the Company.
(11)	As of January 11, 2008, Mr. Gunn resigned from his position with us.
(12)	Consists of $2,761 and $52,467 representing the compensation expense recognized in fiscal 2007 in connection with grants of stock options to Mr. Gunn to purchase 100,000 shares of our common stock on February 14, 2003 and 175,000 shares of our common stock on December 8, 2005.
(13)	Consists of $6,533 and $52,477 representing the compensation expense recognized in fiscal 2006 in connection with grants of stock options to Mr. Gunn to purchase 100,000 shares of our common stock on February 14, 2003 and 175,000 shares of our common stock on December 8, 2005.

Equity Compensation Plan Information.

In fiscal 2007, we had two equity compensation plans under which we were granting stock options and shares of non-vested stock. We are currently granting stock-based awards from our 2000 Plan and Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP,” and together with the 2000 Plan, the “Plans”). The Plans are administered by the Compensation Committee and the Board.

The 2000 Plan was originally adopted by the Board and approved by our shareholders in 2000 and its original ten-year term was extended to March 15, 2015 when it was last amended. Under the terms of the 2000 Plan, we are authorized to grant a variety of incentive awards based on our common stock, including stock options (both incentive stock options and non-qualified stock options), performance shares and other stock awards. The 2000 Plan currently provides for the issuance of a maximum of 9,250,000 (adjusted for stock splits) shares of common stock. These shares are reserved for awards to all participants in the 2000 Plan, including non-employee directors.

The 2000 ESPP was adopted by the Board on April 5, 2000, and was approved by our shareholders on the same date. It was amended by the Board to increase the number of shares available for issuance, and such amendment was approved by our shareholders on May 11, 2005. The 2000 ESPP was subsequently amended and restated by action of the Board on October 4, 2006 and the amendment and restatement was approved by our shareholders on December 14, 2006. Under the terms of the 2000 ESPP, eligible employees have the opportunity to purchase our common stock through stock options granted to them. An option gives its holder the right to purchase shares of our common stock, up to a maximum value of $25,000 per year. The 2000 ESPP provides for the issuance of a maximum of 1,500,000 shares of our common stock.

The following table presents information as of December 31, 2007, with respect to the Plans.

Plan Category (1)	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Shareholders:
Amended and Restated 2000 Stock Incentive Plan (3)	5,238,249	$2.31	3,186,094
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	715,078

Total:	5,238,249	$2.31	3,901,172

(1)	We do not have any equity compensation plans that have not been approved by our shareholders.
(2)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(3)	To the extent that stock options or stock appreciation rights granted under the 2000 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock or performance units are forfeited, the shares of common stock underlying such grants will again become available for purposes of the 2000 Plan.

Grants of Plan-Based Awards.

The following table sets forth certain information regarding the terms of grants of our common stock and options to purchase shares of our common stock and awards under our Plans made by us to our named executive officers during fiscal 2007.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)
Geoffrey Allan, Ph.D.	—	—	—	$197,600	—	—		—	—
Kevin P. Tully, C.G.A.	—	—	—	$78,750	—	—		—	—
Doug Farrar	—	—	—	$78,750	—	—		—	—
Steve Glover	— 3/26/07 6/22/07	— — —	— — —	$105,000 — —	— — —	— 50,000 250,000	(2) (3)	— 1.01 0.72	— 31,910 113,725
Ronald D. Gunn, M.B.A., M.S. (4)	—	—	—	$94,500	—	—		—	—

(1)	Our cash bonus incentive plan provides a maximum amount, based upon a percentage of salary that an executive can earn. This amount is shown under the “Maximum ($)” column. Cash bonuses are discretionary and our Compensation Committee did not grant any such awards in fiscal 2007.
(2)	The shares of our common stock attributable to this option were fully vested on June 21, 2007. This option is held by ZyVer & Associates, a company wholly owned by Mr. Glover, through which he provided consulting services to us. The option will expire on March 26, 2013.
(3)	The shares of our common stock attributable to this option will vest over a four year period with 25% of the shares vesting on each of the first four anniversaries of the date of grant. The option will expire on June 22, 2017.
(4)	As of January 11, 2008, Mr. Gunn resigned from his position with us.

Outstanding Equity Awards.

The following table sets forth certain information regarding the stock option grants to our named executive officers as of the end of fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End 2007
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Geoffrey Allan, Ph.D.	50,000 50,000 125,000 125,000 25,000 25,000 25,000 25,000 37,500 37,500 208,334		0 0 0 0 0 0 12,500 12,500 0 0 104,166	(1) (1) (2)	0 0 0 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $ $	4.08 4.08 3.05 3.05 2.73 2.73 1.00 1.50 1.00 1.50 1.43	8/10/08 8/10/08 1/30/09 1/30/09 5/2/09 5/2/09 2/14/12 2/14/12 2/14/10 2/14/10 12/8/11
Kevin P. Tully, C.G.A.	53,750		161,250	(3)	0		$2.18	2/20/12
Doug Farrar	20,000 43,750		0 131,250	(4)	0 0	$ $	1.08 1.30	8/4/08 11/1/12
Steve Glover	0 50,000	(6)	250,000 0	(5)	0 0	$ $	0.72 1.01	6/22/17 3/26/13
Ronald D. Gunn, M.B.A., M.S. (7)	100,000 100,000 25,000 25,000 16,667 16,667 116,667		0 0 0 0 8,333 8,333 58,333	(1) (1) (2)	0 0 0 0 0 0 0	$ $ $ $ $ $ $	4.08 4.08 1.00 1.50 1.00 1.50 1.43	8/10/08 8/10/08 2/14/10 2/14/10 2/14/12 2/14/12 12/8/11

(1)	The unvested shares of our common stock underlying this option will vest at the end of seven years from the date of grant, on February 10, 2010.
(2)	The unvested shares of our common stock underlying this option vest in equal annual increments over a three year period on December 8 of each year, vesting will end on December 8, 2008.
(3)	The unvested shares of our common stock underlying this option vest in equal annual increments over a four year period on February 20 of each year, vesting began on February 20, 2007 and will end on February 20, 2010.
(4)	The unvested shares of our common stock underlying this option vest in equal annual increments over a four year period on November 1 of each year, vesting began on November 1, 2007 and will end on November 1, 2010.
(5)	The unvested shares of our common stock underlying this option vest in equal annual increments over a four year period on June 22 of each year, vesting will begin on June 22, 2008 and will end on June 22, 2011.
(6)	This option is held by ZyVer & Associates, a company wholly owned by Mr. Glover.
(7)	In January 2008, Mr. Gunn resigned from his position with us. As a result, all unvested shares of our common stock underlying his stock options outstanding at the time of his termination were cancelled. All vested shares of our common stock underlying his options will remain exercisable by him for a period of three months after his date of termination, until April 11, 2008.

Option Exercises.

None of our named executive officers exercised options in fiscal 2007.

Potential Payments Upon Termination or Change in Control.

We have Change in Control Agreements in place with all of our named executive officers which entitle them to receive additional benefits in the event of their termination following a change in control of us. We believe that the existence of these potential benefits will benefit us by discouraging turnover and causing such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

For purposes of these agreements, the term “change in control” generally includes:

(a)	the acquisition by another person of beneficial ownership of 40% or more of our common stock;

(b)	a proxy contest that results in the replacement of a majority of the members of our Board;

(c)	a merger after which our shareholders own less than 60% of the surviving corporation’s stock; or

(d)	approval by our shareholders of a complete liquidation or dissolution of us.

If, during the one year period following a change in control or six months prior to a change in control, we or our successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment after the executive’s compensation or duties are changed in any material respect from what they were immediately prior to the change in control, a Qualified Termination as defined in these agreements, the executive shall receive a lump-sum cash payment equal to the sum of the executive’s highest annual salary rate while an employee plus a prorated maximum potential bonus. Dr. Allan will receive a lump sum cash payment equal to one and a half times the sum of his highest annual salary plus his prorated maximum bonus potential. In addition, we shall continue to provide to the executive health, dental, and life insurance, continuation of directors’ and officers’ insurance and the other fringe benefits that the executive received prior to termination for the 18 month period immediately following the change in control. The severance payment and benefit continuation is conditioned on the executive signing a release of employment related claims.

In the event the executive is terminated by us, other than for cause, disability or death, or the executive voluntarily terminates employment for the reasons set forth above, within 12 months following the change in control, we will provide outplacement services in an amount not to exceed $10,000, until the earlier of (i) 12 months following termination of the executive’s employment or (ii) the date that the executive secures full time employment.

To protect our business and goodwill, for a period of 12 months (18 months in the case of Dr. Allan) after the termination of executive’s employment with us, the executive agrees that he will not:

1. engage in any business that competes directly with the products or services provided by us at the time of termination or for which definitive plans then existed to so provide such products or services;

2. directly or indirectly recruit or solicit any person who is then an employee of us or was an employee of us at any time within six months prior to such solicitation; or

3. solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients, customers or accounts, or prospective clients customers or accounts.

Under these agreements with the executives, all stock options held by the executives at the time of a change in control will become fully exercisable and the restrictions imposed on any restricted stock held by such executives shall lapse. However, after a change in control all of the stock options held by Dr. Allan will become exercisable and remain exercisable until the earlier to occur of (a) the end of the regular option term and (b) five years from the date of the change in control.

The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Code Section 4999. If these payments are determined to be parachute payments, as calculated by our independent auditors, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the executives to receive a greater net after tax amount than the executives would receive absent a reduction.

The table below summarizes the hypothetical payments that would have been incurred for each of the named executive officers at the time assuming that a Qualified Termination occurred on December 31, 2007 as a result of a change in control.

Change in Control Payments

	Cash Severance (1)	Prorata Bonus (1)	Benefits (1) (2)	Outplacement Assistance (1)	Value of Accelerated Options (3)	Other Perquisites (1)		Total
Geoffrey Allan, Ph.D.	$592,800	$296,400	$73,618	$10,000	—	$24,246	(4)	$997,064
Kevin P. Tully, C.G.A.	$225,000	$78,750	$76,132	$10,000	—	—		$389,882
Doug Farrar	$225,000	$78,750	$79,751	$10,000	—	—		$393,501
Steve Glover	$300,000	$105,000	$79,883	$10,000	$27,500	—		$522,383
Ronald D. Gunn, M.B.A., M.S. (5)	$270,000	$94,500	$79,991	$10,000	—	—		$454,491

(1)	These payments and other benefits would be payable to the executive upon a Qualified Termination.
(2)	The cost of benefits disclosed includes the extension of medical, dental, and life insurance and directors’ and officers’ insurance for a period of 18 months post termination. The cost for directors’ and officers’ insurance is assumed at 150% of current annual premium and allocated equally among the executive officers.
(3)	The unvested shares underlying such options would become fully exercisable as of a change in control. Calculated based upon the difference of the option exercise price and the closing market price of our common stock on the NASDAQ Global Market on December 31, 2007, (valued at a price of $0.83/share) multiplied by the number of unvested shares. As of February 29, 2008, our common stock was listed on the NASDAQ Capital Market. All unvested shares for Dr. Allan, Mr. Tully, Mr. Farrar and Mr. Gunn had exercise prices above $0.83/share, therefore, there is no value recognized for accelerating the vesting of the unvested shares.
(4)	Other perquisites for Dr. Allan relate to the personal use of an automobile that we provide him.
(5)	As of January 11, 2008, Mr. Gunn resigned from his position without triggering any of the provisions in his Change in Control Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is or has ever been an officer or employee of us or any of our subsidiaries.

DIRECTOR COMPENSATION

Our non-employee directors receive an annual director’s fee of $15,000 plus $2,000 and reimbursement of expenses for each meeting of the Board attended in person, $500 for each Board meeting attended by telephone, $1,000 for each Compensation and Nominations and Governance Committee meeting attended in person or by telephone, and $1,500 for each Audit Committee attended in person or by telephone. In addition, each non-employee director receives an option to purchase 25,000 shares of our common stock upon initial election to the Board and options to purchase 17,500 shares of our common stock annually, which options vest one year from the date of grant if the director attends at least 75% of the Board meetings in the preceding fiscal year. Our officers and employees, who are also directors, do not receive any additional compensation for their services as directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2007.

Director Compensation in Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation $	Change in Pension or Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total $
Kenneth G. Condon, M.B.A. (2)	37,000	—	13,134	—	—	—		50,134
Graham K. Crooke, MB.BS (3)	36,000	—	13,134	—	—	—		49,134
Steinar J. Engelsen, M.D. (4)	33,500	—	13,134	—	—	—		46,634
Dennis M. Lanfear, M.B.A. (5)	6,250	—	1,014	—	—	85,500	(6)	92,764
Melvin Sharoky, M.D. (7)	30,500	—	13,134	—	—	—		43,634
Randall W. Whitcomb, M.D. (8)	31,000	—	13,134	—	—	—		44,134

(1)	Amounts calculated utilizing the provisions of SFAS 123R, “Share-based Payment.” See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal 2006 and fiscal 2007 regarding the assumptions underlying valuation of equity awards.
(2)	Mr. Condon received an option on May 9, 2007 for 17,500 shares of our common stock at an exercise price of $0.83/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $9,177. As of December 31, 2007, Mr. Condon had 110,000 outstanding options to purchase shares of our common stock.
(3)	Dr. Crooke received an option on May 9, 2007 for 17,500 shares of our common stock at an exercise price of $0.83/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $9,177. As of December 31, 2007, Dr. Crooke had 210,000 outstanding options to purchase shares of our common stock.
(4)	Dr. Engelsen received an option grant on May 9, 2007 for 17,500 shares of our common stock at an exercise price of $0.83/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $9,177. As of December 31, 2007, Dr. Engelsen had 110,000 outstanding options to purchase shares of our common stock.
(5)	Mr. Lanfear received an option grant on December 6, 2007 for 25,000 shares of our common stock at an exercise price of $0.94/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $14,848. As of December 31, 2007, Mr. Lanfear had 125,000 outstanding options to purchase shares of our common stock, including 100,000 outstanding options held by Lanfear Capital Advisors, LLC.
(6)	The other compensation relates to consulting fees paid to Mr. Lanfear in fiscal 2007. Upon Mr. Lanfear’s appointment to our Board, we terminated the consulting agreements between Mr. Lanfear and the Company.
(7)	Dr. Sharoky received an option on May 9, 2007 for 17,500 shares of our common stock at an exercise price of $0.83/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $9,177. As of December 31, 2007, Dr. Sharoky had 115,000 outstanding options to purchase shares of our common stock.
(8)	Dr. Whitcomb received an option grant on May 9, 2007 for 17,500 shares of our common stock at an exercise price of $0.83/share. The shares of our common stock underlying this option will vest in one year, if he attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director. The grant date fair value of this option as computed in accordance with SFAS 123R is $9,177. As of December 31, 2007, Dr. Whitcomb had 115,000 outstanding options to purchase shares of our common stock.

PROPOSAL NO. 2

DESIGNATION OF AUDITORS

Information Relative to Designation of Auditors.

The Audit Committee has designated Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2008, subject to shareholder ratification. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Ernst & Young LLP’s principal function is to audit our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports. The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, as well as information relating to the Audit Committee’s pre-approval policies and procedures, are detailed in the “Audit Committee Report.”

Vote Not Required for Approval.

Shareholder ratification of our independent auditors is not required under Virginia law, our Articles of Incorporation or our Bylaws. In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of our independent auditors.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSALS FOR 2009 ANNUAL MEETING

The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders to present the proposal to us at our principal office in Richmond, Virginia, no later than December 6, 2008 or, if the date of the 2009 Annual Meeting is more than 30 days from May 7, 2009 (the anniversary of this year’s Annual Meeting), then the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2009 Annual Meeting of Shareholders. We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the Securities and Exchange Commission, a shareholder must meet to have a proposal included in our proxy statement, our Bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary not later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting. Because this proxy statement was first mailed to our shareholders on or about April 4, 2008, our Corporate Secretary must receive written notice of a shareholder’s intent to make such nomination or nominations at the 2009 Annual Meeting of Shareholders not later than the close of business on December 5, 2008 and not earlier than the close of business on November 5, 2008. Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated,

•	the class and number of shares of our common stock that are owned by the shareholder and any other person on whose behalf the nomination is being made,

•

a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as a one of our directors if so elected.

Article I, Section 9 of our Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary no later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting. Because this proxy statement was first mailed to our shareholders on April 4, 2008, our Corporate Secretary must receive written notice of a shareholder’s proposal to be acted upon at the 2009 Annual Meeting of Shareholders not later than the close of business on December 5, 2008 and not earlier than the close of business on November 5, 2008. Each such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting,

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made,

•

a representation that the shareholder is a holder of record of our common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business, and

•	any material interest of the shareholder, and any other person on whose behalf the proposal is made, in such business.

If a shareholder wishes to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders that has not been included in the proxy statement and such proposal is made at the 2009 Annual Meeting of Shareholders, the management proxies will be allowed to use their discretionary voting authority to vote on the proposal unless notice of the proposal has been received by us no later than December 5, 2008 or, if the date of the 2009 Annual Meeting of Shareholders is more than 30 days from May 7, 2009 (the anniversary of this year’s Annual Meeting), then the deadline is a reasonable time before we begin to mail our proxy materials for the 2009 Annual Meeting of Shareholders.

Our Bylaws are available on our website at www.insmed.com. We will furnish a copy of our Bylaws without charge to any shareholder desiring a copy upon written request to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235. Our Bylaws are also available at the Securities and Exchange Commission’s website (www.sec.gov) as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 10, 2004.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report, including the financial statements and financial statement schedules. Requests should be directed to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235. A list of exhibits to the Annual Report, showing the cost of each, will be delivered with the copy of the Annual Report. Any of the exhibits will be provided upon payment of the charge noted on the list.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report by contacting our Corporate Secretary as described above.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

W. McIlwaine Thompson, Jr., Corporate Secretary

April 4, 2008

INSMED INCORPORATED

Richmond, Virginia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2008

The undersigned hereby appoints Geoffrey Allan, Ph.D. and W. McIlwaine Thompson, Jr., or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held May 7, 2008, and at any and all adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder. If no direction is made, this Proxy will be voted “for” Proposals 1 and 2.

1. Election of directors:

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

Nominees:	Graham K. Crooke, MB.BS
Dennis M. Lanfear, M.B.A.

Instruction: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

2. Ratification of the selection of Ernst & Young LLP as the independent auditors for Insmed for the fiscal year ending December 31, 2008:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated , 2008

Print Name:

Signature:

Please print and sign your name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.